Exhibit 99.1

A & F Sprinklers Selects Intelligent Bio Solutions’ Latest DSR-Plus Screening

Unit to Support its Random Drug Screening Program

“Deploying the latest Intelligent Fingerprinting reader unit has helped our HR team to increase random drug testing productivity thanks to its faster analysis capabilities”- Dan Clayton, HR Manager, A & F Sprinklers

NEW YORK, March 27, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), today announced that A & F Sprinklers, one of the UK’s leading fire protection and automatic sprinkler systems specialists, has selected INBS’s Intelligent Fingerprinting Drug Screening System to support its random drug testing activities across its operations.

Headquartered in Rochdale, UK, A & F Sprinklers’ customers range from small local businesses to multinational retailers. A recent upgrade to the Company’s latest DSR-Plus drug screening reader has helped the A & F Sprinklers Human Resources (HR) team to almost triple screening productivity for its random drug tests.

The drug screening system analyzes fingerprint sweat to screen for recent drug use, including cannabis, cocaine, opiates, and methamphetamine. The portable system will enable A & F Sprinklers HR team to conduct simple, non-intrusive testing anytime and almost anywhere, with the in-house facility helping to serve as a deterrent and encouraging employees to adhere to Health & Safety policies.

“When we originally introduced drug screening into the business, we were determined that any approach should be hygienic and easy for our HR team and colleagues to use. Given these criteria, we immediately ruled out urine-based testing and felt that traditional saliva testing was also too invasive. However, when we learnt about fingerprint-based testing, we could see that it would meet all our drug screening requirements,” explained Dan Clayton, HR Manager, A &F Sprinklers Ltd.

“Thanks to its portability, we have found it much easier to carry out testing across our operations. The flexibility of the DSR-Plus screening unit, with its all-day battery life and faster analysis, has been a key factor behind the HR team being able to conduct random drug testing across the whole company,” continued Dan. “We’ve also found that we’re now able to conduct around three times as many random tests using the new readers, so the upgrade has proved a real benefit in terms of our productivity.”

“An increasing number of organizations are finding random drug testing to be highly effective in deterring drug abuse in the workplace, which is a clear safety hazard to employees,” said Harry Simeonidis, President and CEO of Intelligent Bio Solutions. “It’s great to see businesses like A & F Sprinklers now extending this approach to their entire workforce. We’re pleased they have chosen our Intelligent Fingerprinting solution as an efficient and convenient platform for their drug testing initiatives.”

INBS’s Intelligent Fingerprinting Drug Screening System comprises a small, tamper-evident drug screening cartridge onto which ten fingerprint sweat samples are collected in under a minute, before the portable analysis unit provides an on-screen result in ten minutes.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, non-invasive testing solutions to customers worldwide. The Company’s Intelligent Fingerprinting Drug Screening System is revolutionizing portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This highly accurate, hygienic and cost-effective system screens for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology is a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform is being expanded to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit http://www.ibs.inc/

About Intelligent Fingerprinting

Intelligent Fingerprinting’s portable Drug Screening System works by analyzing fingerprint sweat. It is non-invasive, fast, and cost-effective, with sample collection taking seconds and simultaneous screening for multiple drug groups in ten minutes. A laboratory confirmation service is also available. The system has applications within many sectors, and customers include employers in safety-critical industries such as construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners. An introductory video demonstrating fingerprint-based drug testing in action is available here.

For more information, visit: www.intelligentfingerprinting.com

Intelligent Fingerprinting is a subsidiary of Intelligent Bio Solutions Inc. (Nasdaq: INBS).

About A&F Sprinklers

A & F Sprinklers specialises in the design, supply, installation and maintenance of automatic sprinkler systems. As an LPC Level 4 certified contractor, A&F Sprinklers works to the highest ISO 9001 QA standards, with all staff 100% CSCS skill card accredited. Headquartered in Rochdale, UK, the company’s team of 35 office and 120 field staff provide a 24x7 nationwide call out service.

For more information, visit: www.afsprinklers.co.uk

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to consummate the proposed transaction described in this press release, develop, and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” ”anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.
info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications

PH: (212) 896-1254
INBS@kcsa.com

Media Contact:

Cheryl Billson
Comma Communications
cheryl.billson@commacomms.com